Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:

Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS ACQUIRES TEXNEW MEX PIPELINE

AND CRUDE OIL STORAGE TANK FROM SPONSOR WESTERN REFINING

EL PASO, Texas, November 2, 2015 — In a joint statement today, Western Refining, Inc. (NYSE:WNR) and Western Refining Logistics, LP (NYSE:WNRL) announced that WNRL has acquired WNR’s 375-mile segment of the TexNew Mex pipeline that extends from WNRL’s crude oil station in Star Lake, New Mexico in the Four Corners region to WNRL’s T Station in Eddy County, New Mexico. WNRL also acquired an 80,000 barrel crude oil storage tank located at its crude oil pumping station in Star Lake, New Mexico.

The primary consideration for the assets consisted of $180 million comprised of $25 million in cash, $145 million in revolver borrowings and $10 million in WNRL common units issued to WNR. In connection with the closing, WNR and WNRL amended certain commercial agreements. As part of these amendments, WNR will provide minimum volume commitments for ten years of 13,000 barrels per day (bpd) on the TexNew Mex pipeline and approximately 80,000 barrels of crude oil storage. WNRL also issued to WNR a new class of WNRL partnership interests in connection with the acquisition that entitle WNR to 80% of the economics resulting from crude oil throughput on the TexNew Mex pipeline above 13,000 bpd. WNRL will be entitled to 20% of the economics resulting from crude oil throughput above this minimum volume commitment.

“The purchase of the TexNew Mex pipeline by WNRL is the next step of our strategy to grow the asset base and distributions of WNRL,” said Jeff Stevens, President and CEO of both WNR and WNRL. Stevens added, “Today, this pipeline supplies WNR’s El Paso refinery with cost-advantaged crude oil, and as crude oil production grows in the Four Corners, this pipeline will also provide a potential outlet for crude oil shipments to Midland and the US Gulf Coast.”

The TexNew Mex pipeline and crude oil storage tank are expected to generate 2016 EBITDA in a range of $18.5 to $19.0 million.

Stevens continued, “WNR’s long-term strategy is to continue to develop newly-constructed logistics assets in the Delaware and San Juan basins, which will enhance the crude oil advantage of our refineries and, as WNR sells these assets to WNRL, provide continued cash distribution growth and diversification for WNRL.”

The terms of the transaction were approved by WNR’s Board of Directors and the Conflict Committee of the Board of Directors of the general partner of WNRL which is composed of independent directors.

Non-GAAP Financial Measures

This press release includes the non-GAAP measure earnings before interest, taxes, depreciation and amortization (EBITDA). We believe certain investors and financial analysts use EBITDA to evaluate WNRL’s financial performance and compare WNRL’s performance to certain competitors. EBITDA is also included to help facilitate comparisons of the forecasted operating performance of the acquired assets with other companies in our industry. The GAAP measure most directly comparable to EBITDA is net income. This non-GAAP measure should not be considered as an alternative to net income or any other measure of financial performance presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The following table reconciles forecasted net income to forecasted EBITDA for the acquired assets for the year ending December 31, 2016 (in millions):

For the year ending
December 31, 2016
Net Income	$11.3 to $11.8
Add back: Depreciation and Amortization	$7.2

EBITDA	$18.5 to $19.0

About Western Refining Logistics, LP

Western Refining Logistics, LP is a principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE:WNR) to own, operate, develop, and acquire terminals, storage tanks, pipelines and other related businesses. Headquartered in El Paso, Texas, WNRL’s assets after giving effect to this transaction include approximately 675 miles of pipelines, approximately 8.2 million barrels of active storage capacity, distribution of wholesale petroleum products, and crude oil trucking.

More information about Western Refining Logistics is available at www.wnrl.com.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, and Gallup, New Mexico. The retail segment includes retail service stations, convenience stores, and unmanned fleet fueling locations in Arizona, Colorado, New Mexico, and Texas.

Western Refining, Inc. also owns the general partner and approximately 66% of the limited partnership interest in Western Refining Logistics, LP (NYSE:WNRL) and the general partner and approximately 38% of the limited partnership interest in Northern Tier Energy LP (NYSE:NTI).

More information about Western Refining is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements, certain of which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect WNR’s and WNRL’s current expectations regarding future events, results or outcomes. The forward-looking statements contained herein include statements about: WNRL’s strategy to grow its asset base and distributions; the growth of crude oil production in Four Corners and the ability of the TexNew Mex pipeline to provide a potential outlet for crude oil shipments to Midland and the US Gulf Coast; the attractiveness of the acquired assets, the benefits they will provide WNRL and the expected EBITDA contribution; and WNR’s strategy to develop newly-constructed logistics assets in the Delaware and San Juan basins and the ability of such assets to enhance the crude oil advantage at WNR’s refineries. These statements are subject to the general risks inherent in WNR’s and WNRL’s businesses and their expectations may or may not be realized. Some expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, each of WNR’s and WNRL’s business and operations involve numerous risks and uncertainties, many of which are beyond WNR’s and WNRL’s control, which could materially affect each of WNR’s and WNRL’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting each of WNR’s and WNRL’s business is contained in each of their respective filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made. Except as required by law, neither WNR nor WNRL undertakes any obligation to (and each expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.